UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2009

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2009, Targacept, Inc. (“Targacept”) and AstraZeneca AB (“AstraZeneca”) entered into an amendment to their Collaborative Research and License Agreement dated December 27, 2005, as amended (the “Agreement”). The amendment provides for (1) AstraZeneca to make a $10 million milestone payment to Targacept as a result of the achievement of the objective in the completed Phase 2 study of AZD3480 (TC-1734) funded by Targacept in attention deficit/hyperactivity disorder, or ADHD, in adults and (2) reduced amounts that would become payable to Targacept by AstraZeneca in the future if contingent milestone events for AZD3480 are achieved for ADHD and not also achieved for another target indication under the Agreement. AstraZeneca has agreed to make the $10 million milestone payment referenced above on or before the fifth business day after the date of the amendment. Targacept remains eligible under the Agreement to receive additional payments of $103 million if development, regulatory and first commercial sale milestone events are achieved for AZD3480 only in ADHD. The amendment does not change the stepped double-digit royalties that Targacept is entitled to receive under the Agreement on any future sales of AZD3480 in any indication.

Item 8.01	Other Events.

On July 8, 2009, Targacept issued a press release regarding (1) AstraZeneca’s plans to conduct further development of AZD3480 for ADHD and, for Alzheimer’s disease, to prioritize development of AZD1446 (TC-6683) over further development of AZD3480 and (2) amended financial terms of the Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release dated July 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date:	July 8, 2009	/s/ J. Donald deBethizy
J. Donald deBethizy
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 8, 2009